Exhibit (c)(4)

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Special Committee Discussion Materials

Goldman, Sachs & Co.

2-Aug-2006

Risks Should Not Be Underestimated

•             5-year plan methodology:  high-level projections, not bottom-up budget

•             Executing on unidentified opportunities underlying growth expectations

•             Oil production and prices

•             Project overruns and delays

•             Capital markets:  access, cost, rates

•             Sustaining capex needs

•             Securing customer commitments for expansions

Inherent Limitations of 5-Year Plan vs. Detailed Annual Budget

Greater risk / volatility with 5-Year Plan:

•                  Difficulty in projecting some of the key inputs beyond one year, including oil prices, interest rates, MLP yields, economic growth

•                  Reasonable assumptions and estimates are subject to higher level of uncertainty in later years

•                  Even the annual budget has its risks: 2006 YTD performance at the lower end of expectations

•                  KMP is performing behind six-month plan

•                  Budgeted earnings $504mm / Actual $494mm

•                  CO2 six-month production run-rate translates into an expected $20mm cash flow shortfall

•                  Approximate $20mm anticipated cash flow impact from rate reductions due to SFPP rate case

Impact of Unidentified Opportunities

Key Assumptions	• Approximately $500mm in average annual incremental unidentified growth opportunities across all segments • 7.0x EBITDA multiple

Rationale

•      Ability to grow current asset base through complementary expansions / bolt-on additions

•      Management team track record of successful execution and belief in its ability to continue to seek out attractive opportunities

Key Inherent Risks	• Changing competitive landscape in the asset acquisition market • Capital markets access • Cost risk for organic expansion

Indicative Sensitivity in Cumulative 2007-10 KMI Free Cash Flow

•      Approximately $35mm - $45mm for each 1.0x change in assumed KMI / KMP EBITDA acquisition / expansion multiple

•      Change in 2010 EBITDA: $25mm - $35mm

•      Approximately $60mm - $70mm for a $200mm decrease in average annual incremental unidentified growth opportunities across all KMP segments

•      Change in 2010 EBITDA: $35mm - $45mm

Note:  Free Cash Flow defined as tax-effected EBIT + standard non-cash charges and other partnership-related adjustments – sustaining capex.

CO2 Production and Oil Price Assumptions

Key Assumptions

•      Volume includes approximate 33% wedge above proved

•      Forward-curve based pricing on 100% of unhedged production

•      $70/bbl for 2007-10

•      Approximate IBES forward estimates:  $60/bbl, $54/bbl, $53/bbl, and $51/bbl for 2007-10, respectively

•      14%, 18%, 25%, and 32% of volumes unhedged from 2007-10, respectively, including hedges put in place since plan was constructed

•      23 mmbbls have been locked-in at $90mm cumulative deficit to plan, since plan construction

Rationale	• Continued strong oil price fundamentals • Growing experience in operating complex EOR projects • Experience in executing conservative hedging strategies

Key Inherent Risks	• Production growth profile • SACROC YTD production behind plan by approximately 1.3 mmbbls • Required capital expenditures • Sustainability of high oil prices

Indicative Sensitivity in Cumulative 2007-10 KMI Free Cash Flow

•      $10 decrease in oil price results in approximate $40mm - $50mm decrease

•      Change in 2010 EBITDA: $25mm - $35mm

•      10% decrease in production results in approximate $140mm - $150mm decrease

•      Change in 2010 EBITDA: $60mm - $70mm

Growth Projects Timing and Costs

Key Assumptions		Fully Operational	Cost to KM
	• REX	2008-9	$2.3	bn
	• LA	2009	$0.5	bn
	• TMX I	2007-8	$0.6	bn
	• TMX II	2010	$1.3	bn

Key Inherent Risks	• Cost overruns at REX, LA, and TMX I & II • Materials • Construction services • Timing delays due to: • Shipper commitment timing (TMX II) • Construction time (ALL)

Indicative Sensitivity in Cumulative 2007-10 KMI Free Cash Flow

•      1 year delay in REX and LA results in approximate $125mm - $135mm decrease

•      Change in 2010 EBITDA: $10mm - $20mm

•      10% increase in budget for REX, LA, and TMX I & II results in approximate $20mm - $30mm decrease

•      Change in 2010 EBITDA: $15mm - $25mm

Capital Markets

Key Assumptions	• 7.3% MLP dividend yield • 6.5% approximate average cost of debt at KMI and KMP • Approximately 50% of debt is floating

Key Inherent Risks	• Interest rate increases • Incremental cost due to size of required financing

Indicative Sensitivity in Cumulative 2007-10 KMI Free Cash Flow

•      Approximate $5mm - $10mm decrease for every 50 bps increase in assumed MLP yield

•      Change in 2010 EBITDA: $2mm - $7mm

•      Approximate $40mm - $50mm decrease for every 50 bps increase in assumed MLP interest rates

•      Change in 2010 EBITDA: $20mm - $30mm

Sustaining Capex Assumptions

Key Assumptions	• Sustaining capital expenditures essentially flat throughout projection period

Rationale	• Current condition of asset base • Proactive maintenance measures to mitigate the need for expensive future resolutions

Key Inherent Risks	• Cost inflation • Higher asset utilization than assumed • Accelerated wear and tear • Cost to comply with regulatory, environmental and national security requirements • Increased MLP sustaining capex

Indicative Sensitivity in Cumulative 2007-10 KMI Free Cash Flow

•      Approximately $75mm - $85mm for a 10% annual increase in KMI sustaining capital expenditures

•      Change in 2010 FCF: $40mm - $50mm

•      Approximately $20mm - $30mm for a 10% annual increase in KMP sustaining capital expenditures

•      Change in 2010 FCF: $5mm -$10mm

Key Project Customer Commitments

Key Assumptions	Pre-Committed Capacity

	• REX:	100%
	• LA:	100%
	• TMX I:	100%
	• TMX II:	Unsecured

Rationale	• Continued strong fundamentals for Canadian oil sands • Increased use of heavy oil • Increased supply of LNG to Gulf Coast

Key Inherent Risks	• Economic growth assumptions • Supply / demand balance disruptions • Regional resource constraints for oil sands (e.g. labor) • Competing pipeline projects